Exhibit 23.4

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As independent petroleum and natural gas consultants, we hereby consent to the references to our firm in the Registration Statement on Form S-4 of SandRidge Energy, Inc. (the “Company”) and any amendments thereto (the “Registration Statement”) and to the incorporation by reference in the Registration Statement of our report dated February 8, 2017, with respect to the estimates of proved reserves of the Company located in the Mid-Continent region of Kansas and Oklahoma as of December 31, 2016. We further consent to the reference to our firm under the heading “Experts” in the Registration Statement.

CAWLEY, GILLESPIE & ASSOCIATES, INC.

/s/ J. Zane Meekins
J. Zane Meekins
Executive Vice President

Fort Worth, Texas

December 11, 2017